Exhibit 5.1
September 24, 2009
The York Water Company
130 East Market Street
York, PA 17401

Re:	The York Water Company, Registration Statement on
Form S-3 (Registration No. 333-158837)
Ladies and Gentlemen:
We have acted as counsel to The York Water Company, a Pennsylvania corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of 950,000 shares (the “Shares”) of common stock, without par value, of the Company, pursuant to the underwriting agreement (the “Underwriting Agreement”) by and among the Company, Boenning & Scattergood, Inc. and J.J.B. Hilliard, W.L. Lyons, LLC, dated September 24, 2009, to be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on or about the date hereof, (ii) the filing of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated September 24, 2009 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.
In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and

The York Water Company

constitutes a legal, valid and binding obligation of each such party, and that such parties have the requisite organizational and legal power to perform their obligations under the Underwriting Agreement.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
s/ Morgan, Lewis & Bockius LLP